                                                                  Exhibit 10.10

                                LICENSE AGREEMENT


     This Agreement, dated as of January 31, 1997, is made and entered into by and between Netbot, Inc. ("Netbot") and go2net, Inc. ("Go2net"). Netbot and Go2net agree as follows:

SECTION 1.     DEFINITIONS

     Whenever used in this Agreement with initial letters capitalized, the following terms will have the following specified meanings:

     "AVERAGE DAILY QUERIES" means the daily average of the number of queries made through the Metacrawler Service during any Month of the Term, excluding any day that any Go2net Internet server is not available at least 95% of the time during the period from 5:00 a.m. to 6:00 p.m. Pacific Standard Time.

     "FISCAL QUARTER" means any of the successive periods of three consecutive Months commencing after the date of this Agreement, except that the first Fiscal Quarter will be the two Months of February and March 1997. The second Fiscal Quarter will be the Months of April, May and June 1997. The third Fiscal Quarter will be the Months of July, August and September 1997. The fourth Fiscal Quarter will be the Months of October, November and December 1997.

     "GO2NET TECHNOLOGIES" means any and all features and functions that Go2net may integrate with, or incorporate into, the Metacrawler Service or the Metacrawler Site and that are not based upon or derived from any of the Licensed Technologies.


     "GROSS REVENUES" means the gross revenues (whether in cash, barter, property or other consideration) received by Go2net from the Metacrawler Service (including, without limitation, any revenues from advertisements or other displays at the Metacrawler Site) after deducting any commissions paid by Go2net to third parties (e.g., not employees of Go2net) for selling advertisements or other displays at the Metacrawler Site; provided that any gross revenues received in a form other than cash will be included in Gross Revenues at only fifty percent (50%) of fair market value and provided further that Go2net may give away for free or barter up to twenty-five percent (25%) of the total number of advertising displays on the Metacrawler Site and exclude the same from the determination of Gross Revenues hereunder. Gross Revenues do not include any retail sales, use or similar taxes collected for remittance to any governmental authority. Gross Revenues will be determined in accordance with generally accepted accounting principles.

     "LICENSE" means the license granted under paragraph 2.1.

     "LICENSED TECHNOLOGIES" means the Metacrawler Search Engine, the Metacrawler Site and the Metacrawler URL. The Licensed Technologies do not include:

          (a) any of the Shopbot, Ahoy! or Occam software technologies referred to in the UW License Agreement; or

          (b)  any of the Go2net Technologies.

     "METACRAWLER SEARCH ENGINE" means the computer programs comprising the meta-search engine utilized by Netbot in providing the Metacrawler Service as of the date of this Agreement, together with any modifications of such computer programs made pursuant to the License. The files included in the Metacrawler Search Engine as of the date of this Agreement are listed in the attached Exhibit A.

     "METACRAWLER SERVICE" means the World Wide Web search service provided through the Metacrawler Site by Netbot as of the date of this Agreement, as the same may be modified and provided by Go2net after the date of this Agreement.

     "METACRAWLER SITE" means the HTML page (i.e., screen displays and HTML files that generate the screen displays) operated by Netbot at the Metacrawler URL as of the date of this Agreement, as the same may be modified and operated by Go2net after the date of and pursuant to this Agreement.

     "METACRAWLER URL" means the URL for the Metacrawler Site (i.e., www.metacrawler.com), as the same may be modified pursuant to the License.

     "MONTH" means a calendar month.

     "TERM" means the period of time described in Section 5.

     "UW" means the University of Washington.

     "UW LICENSE AGREEMENT" means the provisions of the Exclusive License Agreement between the UW and Netbot (formerly known as Softbots, Inc.) attached as Exhibit B.

SECTION 2.     THE LICENSE

      2.1      GRANT

     Netbot hereby grants to Go2net an exclusive, worldwide license to provide the Metacrawler Service during the Term. Subject to the restrictions and other provisions set forth in Section 4, Go2net may modify the Metacrawler Service during the Term according to its own discretion. As part of the License, Go2net will have the exclusive right to operate, modify and reproduce the Metacrawler Site (including, without limitation, the exclusive right to use, modify and reproduce the name "Metacrawler" and the Metacrawler URL in connection with the operation of the Metacrawler Site) during the Term. Further, the License includes the nonexclusive right to use, modify and reproduce the Metacrawler Search Engine as reasonably required in connection with the provision of the Metacrawler Service during the Term.

      2.2      RESTRICTION ON SUBLICENSING

     Go2net will not sublicense any of the Licensed Technologies or rights under the License without the prior written consent of Netbot.

      2.3      RESERVATION OF RIGHTS

     The License sets forth all of the rights granted by Netbot to Go2net with respect to the Metacrawler Service and the Licensed Technologies. Except for the License, Netbot reserves all patent, copyright, trade secret, trademark and other proprietary rights in the Metacrawler Service and the Licensed Technologies. Without limitation of the foregoing, Netbot reserves the right to use, modify, reproduce and license the Metacrawler Search Engine for any purpose other than the provision of the Metacrawler Service. Further, Netbot reserves the right for the UW to use, modify and reproduce the Metacrawler Search Engine and derivatives of the Metacrawler Site to operate Internet sites for internal purposes within the UW domain and to use, modify and reproduce any of the Licensed Technologies for research, instructional and academic purposes and as otherwise provided in the UW License Agreement. Go2net hereby assigns to Netbot any and all patent, copyright, trade secret, trademark and other proprietary rights that it may have in any modification to the Licensed Technologies made pursuant to the License; provided that this assignment will not apply to any Go2net trademark or Go2net Technologies; and provided, further, that Go2net will not be obligated to deliver any such modification to Netbot until the end of the Term as provided for in paragraph 5.4. Go2net will take such additional action (including, without limitation, the execution and delivery of separate assignments or other documents) as Netbot may reasonably request to effect, perfect or evidence any such assignment. Go2net reserves all patent, copyright, trade secret, trademark and other proprietary rights in the "go2net" name, the go2net URL (i.e. WWW.go2search.com) and the Go2net Technologies.

     2.4      THE UW LICENSE AGREEMENT

     The License, as applied to any Licensed Materials licensed by Netbot from the UW pursuant to the UW License Agreement, is subject to any applicable provisions of the UW License Agreement. However, the parties desire and intend for Go2net's rights with respect to the Metacrawler Service and the Licensed Technologies to be determined and governed by this Agreement to the fullest extent possible. To that end:

          (a) Netbot will not amend, breach or terminate the UW License Agreement in any manner that may adversely affect any of Go2net's rights under this Agreement; and

          (b) to the fullest extent possible, this Agreement will survive any termination of the UW License Agreement.

SECTION 3.    COMPENSATION

      3.1     INITIAL LICENSE FEE

          Upon execution of this Agreement, Go2net will pay Netbot an initial license fee of $100,000.

      3.2     FEES BASED UPON AVERAGE DAILY QUERIES

          3.2.1 If the Average Daily Queries during the first Fiscal Quarter exceed 100,000, then Go2net will pay Netbot an additional fee of $20,000 within thirty (30) days after the end of such Fiscal Quarter.

          3.2.2 If the Average Daily Queries during the second Fiscal Quarter exceed 125,000, then Go2net will pay Netbot an additional fee of $20,000 within thirty (30) days after the end of such Fiscal Quarter. If the Average Daily Queries during the second Fiscal Quarter exceed 100,000 but not 125,000, then Go2net will pay Netbot an additional fee of $10,000 within thirty (30) days after the end of such Fiscal Quarter.

          3.2.3 If the Average Daily Queries during the third Fiscal Quarter exceed 150,000, then Go2net will pay Netbot an additional fee of $20,000 within thirty (30) days after the end of such Fiscal Quarter. If the Average Daily Queries during the third Fiscal Quarter exceed 125,000 but not 150,000, then Go2net will pay Netbot an additional fee of $10,000 within thirty (30) days after the end of such Fiscal Quarter.

          3.2.4 If the Average Daily Queries during the fourth Fiscal Quarter exceed 200,000, then Go2net will pay Netbot an additional fee of $20,000 within thirty (30) days after the end of such Fiscal Quarter. If the Average Daily Queries during the fourth Fiscal Quarter exceed 175,000 but not 200,000, then Go2net will pay Netbot an additional fee of $10,000 within thirty (30) days after the end of such Fiscal Quarter.

     3.3      FEES BASED UPON ACCESS TO THIRD PARTY SEARCH ENGINES

     If each of the following five Internet search engines are available (i.e., not filtered or otherwise blocked by the third-party provider of such search engines such that they are less available to the Metacrawler Service than they are generally available to the public) to the Metacrawler Service after the first anniversary of the date of this Agreement, then Go2net will pay to Netbot an additional fee of $50,000 within thirty (30) days after the date of such anniversary:

                     *

If any of the foregoing search engines is not generally available to the public (e.g., because the provider of such search engine is no longer in business or for any other reason), then such search engine will nonetheless be considered to be available to the Metacrawler Service for purposes of this paragraph.

     3.4      ROYALTIES

     Go2net will pay Netbot royalties based upon a percentage of the Gross
Revenues received by Go2net as follows:

                                  Percentage
Period
Prior to April 1997                   40%
April - June 1997                     20%
July - September 1997                 15%
October - December 1997               10%
1998                                  10%
After 1998                           7.5%


* Information omitted for confidential treatment.

Go2net will pay Netbot the royalties payable with respect to any Gross Revenues received during any Fiscal Quarter within thirty (30) days after the end of the Fiscal Year. Each royalty payment will be accompanied by a written statement of the Gross Revenues and calculation of royalties for the applicable Fiscal Quarter. Each statement will be supported by such documentation and information as Netbot may reasonably request to verify the same. Go2net will keep current, complete and accurate records regarding the Gross Revenues and calculation of royalties under this Agreement in accordance with generally accepted accounting principles. Go2net will provide Netbot or its designated representative access to such records for examination, reproduction and audit upon Netbot's reasonable advance request.

     3.5      ANNUAL FEE BEGINNING JANUARY 1, 1999

     On or before January 1 of each year during the Term beginning January 1, 1999, Go2net will pay Netbot a nonrefundable annual fee of $25,000. Go2net may apply the annual fee under this paragraph as a credit against the royalties payable under paragraph 3.4 with respect to the Gross Revenues received during the year for which the annual fee is paid (e.g. the annual fee payable on or before January 1, 1999 is for the calendar year 1999), but not any other payments under this Agreement (e.g. the annual fee for 1999 may not be applied against royalties payable with respect to Gross Revenues received during any subsequent year).

      3.6      CUMULATIVE PAYMENTS

     The payments described in paragraphs 3.1, 3.2, 3.3, 3.4 and 3.5 are cumulative. Except as specifically provided in paragraph 3.5, no payment under paragraph 3.1, 3.2, 3.3, 3.4 or 3.5 will be applied to offset or reduce any payment due under any other provision of this Agreement.

      3.7      INTEREST ON LATE PAYMENTS

     Any amount not paid when due under this Section 3 will bear interest at the rate of 12% per annum or the highest rate permitted by applicable usury law, whichever is less, calculated on a daily basis from the date due until the date paid.

SECTION 4.     PROVISION OF METACRAWLER SERVICE DURING THE TERM

      4.1      GENERAL

     The parties will cooperate to effect an orderly, expeditious and efficient transfer of the Metacrawler Service to Go2net as soon as practicable after the date of this Agreement. Without limitation of the foregoing, Netbot will deliver the Licensed

Technologies to Go2net via encrypted email or other mutually acceptable means upon Netbot's receipt of the initial license fee described in paragraph 3.1. Netbot will continue to operate and maintain the Metacrawler Service in substantially the same manner as it has operated and maintained the Metacrawler Service prior to the date of this Agreement until the earlier of the date upon which Go2net begins to operate the Metacrawler Service or March 3, 1997. Go2net will use its best efforts to commercially exploit the Metacrawler Service and generate Gross Revenues throughout the Term.

      4.2      NETBOT SUPPORT

     During the first six Months of the Term, Netbot will make available to Go2net free of charge up to twelve hours of consultation with respect to the Metacrawler Service and Licensed Technologies; provided that Netbot will not be obligated to provide more than four hours of consultation in any Month. Netbot will provide such additional consultation for such compensation and upon such terms and conditions as may be agreed upon from time to time by the parties. Such consultation will be provided via electronic mail or other mutually acceptable means of communication.

      4.3      BANNER ADVERTISING

     During the first twelve Months of the Term, Go2net will make available to Netbot for Netbot's use (but not for resale by Netbot) free of charge up to
   * of the total of number banner advertising impressions made available at the Metacrawler Site (e.g., one out of every twenty banner advertisements will be made available to Netbot). The position, size, prominence and other details of such banner advertising will be determined by mutual agreement of the parties and not less favorable to Netbot than offered by Go2net to any other advertiser.

      4.4      NETBOT LINK

     Throughout the Term prior to January 1, 1998, Go2net will make available to Netbot free of charge space on the Metacrawler Site for a link to one other Internet site to be designed by Netbot. Unless otherwise agreed by the parties, the position, size, prominence and other details of such space will be substantially as described in the attached Exhibit C. Netbot will provide and be responsible for the content of this space. Netbot will indemnify Go2net from any claims arising out of such content as provided for in paragraph 6.2.

      4.5      REFERENCES

     Netbot may include references to the Metacrawler Site and the Licensed Technologies in its advertising, promotional and other materials so long as any



* Information omitted for confidential treatment.

reference to the Metacrawler Site includes the Metacrawler URL, as the same may be modified from time to time by Go2net during the Term. Further, Netbot and the UW may maintain pointers and links to the Metacrawler Site from other Internet sites operated by Netbot or the UW.

      4.6      DEVELOPER CREDIT

     Go2net will prepare and maintain as part of the Metacrawler Site a mutually acceptable history page or other display providing appropriate credit to the developers of the Licensed Technologies. Unless and until such display is implemented, attribution to such developers will be provided in substantially the same manner, position, size and prominence as is provided in the Licensed Technologies as of the date of this Agreement.

      4.7      PROTECTION OF METACRAWLER SEARCH ENGINE CODES

     The source and object codes to the Metacrawler Search Engine involve valuable trade secrets and other proprietary rights of Netbot. Go2net will protect such codes from any unauthorized use, disclosure, copying, dissemination or distribution. Without limitation of the foregoing, Go2net will restrict access to such codes to those of its employees who need access to provide the Metacrawler Service and have agreed to protect such codes from unauthorized use, disclosure, copying, dissemination and distribution. Further, Go2net will use, modify and copy the Metacrawler Search Engine solely for the provision of the Metacrawler Service in accordance with this Agreement. Go2net will not use, modify or copy any of the Metacrawler Search Engine for any other purpose (e.g., to develop or provide any other Internet search service).

SECTION 5.     TERM AND TERMINATION

      5.1      GENERAL

     The Term will commence as of the date of this Agreement and will continue in perpetuity, unless and until terminated in accordance with paragraphs 5.2 or 5.3.

      5.2      OPTIONAL TERMINATION BY GO2NET

     Go2net may terminate the Term by giving Netbot written notice of such termination, provided that no termination under this paragraph will be effective prior to the later of:

          (a) the expiration of ninety (90) days after Netbot's receipt of Go2net's written notice of termination; or

          (b) the expiration of one year after the date of this Agreement.

      5.3      TERMINATION FOR DEFAULT

     Either party may terminate the Term by giving the other party written notice of termination if:

          (a) the other party commits a material breach of or default under this Agreement and fails to cure such breach or default within thirty (30) days after the terminating party gives the other party written notice of its intent to terminate the Term if the breach or default is not cured within thirty (30) days; or

          (b) any of the following take place with regard to the other party:
     (i) such party makes a general assignment or general arrangement for the benefit of its creditors; (ii) the filing by or against such party of a petition to have it adjudged bankrupt or of a petition for reorganization or arrangement of such party under any law relating to bankruptcy or insolvency unless, in the case of a filing against such party, the same is dismissed within thirty (30) days; (iii) the appointment of a trustee or a receiver to take possession of substantially all of such party's assets or its interests in this Agreement, where such possession is not restored within thirty (30) days; or (iv) the attachment, execution or other judicial seizure of substantially all of such party's assets or its interests in this Agreement, where such seizure is not discharged within thirty (30) days.

     5.4      EFFECT OF TERMINATION

     Upon any termination of the Term pursuant to paragraph 5.2 or 5.3, the following will apply, except as otherwise specifically provided in paragraph 5.5:

          (a) the License will terminate;

          (b) Go2net will not have any license or other right to the Metacrawler Service or the Licensed Technologies;

          (c) Go2net will cooperate to effect an orderly, expeditious and efficient transfer of the Metacrawler Service to Netbot;

          (d) Go2net will deliver to Netbot any and all copies of any of the Licensed Technologies (including, without limitation, any modifications made pursuant to the License) in the possession or control of Go2net;

          (e) the parties' respective obligations under paragraph 2.3, 4.7, 5.4 and 5.5 and Sections 3, 6, 7 and 8 will survive; and

          (f) Go2net will retain its rights in the "go2search" name, the go2net URL (i.e., www.go2search.com) and the Go2net Technologies.

     5.5      TERMINATION BY GO2NET FOR NETBOT'S DEFAULT

     In the event of any termination of the Term by Go2net pursuant to paragraph 5.3, the following will apply, notwithstanding any provision of paragraph 5.4 to the contrary:

          (a) Go2net will have a nonexclusive, royalty-free, perpetual license to use, modify and reproduce any and all modifications to the Metacrawler Service or Licensed Technologies made by Go2net pursuant to the License;

          (b) Go2net may refer www.metacrawler.com to a URL of Go2net's designation; and

          (c) as to the Metacrawler URL Go2net will be obligated to return "www.metacrawler.com" only.

     5.6      OTHER SEARCH SITES

     This Agreement will not be interpreted or construed to prohibit or restrict Go2net from operating an Internet search service, site and/or search engine independent of the Licensed Technologies. Without limitation of the foregoing, upon any termination of the Term, Go2net may operate an Internet search service, site and/or search engine that are virtually or substantially identical in function to the Licensed Technologies; provided that such other Internet search service, site and/or search engine:

          (a) are not based upon or derived from any of the Licensed Technologies; and

          (b) do not infringe, misappropriate or otherwise violate any patent, copyright, trade secret, trademark or other proprietary right of Netbot or the UW.

SECTION 6.    WARRANTIES AND REMEDIES

      6.1     WARRANTY

     Netbot warrants that:

          (a) Netbot has the right to grant the License as it applies to the Licensed Technologies as of the date of this Agreement (e.g., Netbot does not warrant any modifications made by Go2net or any third party pursuant to the License or otherwise after the date of this Agreement); and

          (b) the grant of the License does not conflict with, violate or constitute a breach or default under any contract or other obligation of Netbot.

     6.2      REMEDY

     Netbot will defend and indemnify Go2net and its directors, officers, employees and representatives from any claim of any third party arising out of
(i) any breach of Netbot's warranties under paragraph 6.1 or (ii) the content provided by Netbot for the space linking the Metacrawler Site to a site designated by Netbot pursuant to paragraph 4.4; provided that: Go2net gives Netbot prompt written notice of the claim; Go2net cooperates with Netbot in connection with the defense, compromise and settlement of the claim; and Go2net does not compromise or settle the claim without the prior written consent of Netbot, which consent will not be unreasonably withheld.

     6.3      EXCLUSIVITY

     THE WARRANTIES SET FORTH IN PARAGRAPH 6.1 AND THE REMEDIES SET FORTH IN PARAGRAPH 6.2 ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES OF NETBOT AND REMEDIES OF GO2NET. WITHOUT LIMITATION OF THE FOREGOING, THE METACRAWLER SERVICE AND THE LICENSED TECHNOLOGIES ARE LICENSED TO GO2NET "AS IS" AND WITH ALL DEFECTS, ERRORS AND DEFICIENCIES. NETBOT DOES NOT MAKE ANY WARRANTY WHATSOEVER WITH REGARD TO THE FEATURES, FUNCTIONS, PERFORMANCE, QUALITY OR OTHER CHARACTERISTICS OF THE METACRAWLER SERVICE OR THE LICENSED TECHNOLOGIES. NETBOT DISCLAIMS ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO THE METACRAWLER SERVICE OR THE LICENSED TECHNOLOGIES (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE, AND ANY IMPLIED WARRANTY WITH REGARD TO TITLE OR INFRINGEMENT). WITHOUT LIMITATION OF THE FOREGOING, NETBOT DOES NOT MAKE ANY WARRANTY WITH RESPECT TO, AND WILL NOT BE RESPONSIBLE FOR,

ANY INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADE SECRET, TRADEMARK OR OTHER PROPRIETARY RIGHT BY THE METACRAWLER SERVICE OR ANY LICENSED TECHNOLOGIES.

     6.4      SPECIFIC PERFORMANCE

     The parties acknowledge that the obligations undertaken by Netbot and Go2net hereunder are unique and extraordinary and require specific expertise and relationships. Accordingly, in the event of a default by either party hereto, the other party shall be entitled to specific performance by the defaulting party of its obligations hereunder.

SECTION 7.    LIMITATIONS OF LIABILITY

      7.1     NO CONSEQUENTIAL DAMAGES

     NEITHER PARTY WILL BE LIABLE TO THE OTHER UNDER THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY LOSS OF REVENUE, PROFIT OR USE) ARISING OUT OF THIS AGREEMENT, THE EXERCISE OF THE LICENSE OR ANY BREACH OF OR DEFAULT UNDER THIS AGREEMENT.

      7.2     LIMITATION OF NETBOT'S LIABILITY

     Netbot's total liability arising out of this Agreement, the License or any breach of or default under this Agreement will not exceed the total compensation paid by Go2net to Netbot under Section 3.

     7.3      GO2NET INDEMNITY

     Except as otherwise provided in paragraphs 6.1 and 6.2, Go2net will defend and indemnify Netbot and its directors, officers, employees and representatives from and against any claim arising out of Go2net's provision of the Metacrawler Service during the Term or the exercise of the License, provided that: Netbot gives Go2net prompt written notice of the claim; Netbot cooperates with Go2net in connection with the defense, compromise and settlement of the claim; and Netbot does not compromise or settle the claim without the prior written consent of Go2net, which consent will not be unreasonably withheld. This paragraph will not apply to any claims of infringement arising out of Netbot's development of the Licensed Technologies or provision of the Metacrawler Service prior to the date of this Agreement.

SECTION 8.     MISCELLANEOUS

      8.1      NOTICES

     Any notice required or permitted under this Agreement will be given in writing and will be deemed effective upon receipt (whether given by personal delivery, mail, telecopy, electronic mail or other means) by the party for whom it is intended as follows:

     If to Netbot, Inc.       Netbot, Inc.
                              Union Bay Plaza, Suite 208
                              4530 Union Bay N.E.
                              Seattle, WA 98105
                              Attn: President
                              Telecopy: (206) 522-9980
                              E-mail: _______________

     If to Go2net:            go2net, Inc.
                              1301 FIFTH AVENUE, SUITE 3320
                              Seattle, WA  98101
                              Attn:  President
                              Telecopy: (206) 447-1946
                              E-mail: mgmt@go2net.com

     Either party may change its address for notices under this Agreement by giving the other party notice of such change in accordance with this paragraph.

      8.2      NONWAIVER

     Any failure by either party to insist upon or enforce any provision of this Agreement or to exercise any right or remedy under this Agreement or applicable law will not be construed as a waiver or relinquishment to any extent of such party's right to assert or rely upon any such provision, right or remedy in that or any other instance; rather the same will be and remain in full force and effect.

      8.3      ASSIGNMENT

     Go2net will not assign or otherwise transfer the License, this Agreement or any of its rights under the License or this Agreement without the prior written consent of Netbot. Subject to the foregoing, this Agreement will be enforceable by, inure to the benefit of and be binding upon each of the parties and their respective successors and assigns.

      8.4      APPLICABLE LAW AND VENUE

     This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Washington, without reference to its choice of law principles. Neither party will commence or prosecute any action, suit, proceeding or claim arising under this Agreement other than in the state or federal courts located in King County, Washington. Each party irrevocably consents to the jurisdiction of the state or federal courts located in King County, Washington in connection with any action, suit, proceeding or claim arising under this Agreement.

      8.5      ENTIRE AGREEMENT

     This Agreement constitutes the entire agreement, and supersedes any and all prior agreements, between Netbot and Go2net with respect to the Metacrawler Service and Licensed Technologies. No amendment, modification or waiver of this Agreement will be valid unless set forth in a written instrument signed by the party to be bound thereby.

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first set forth above.


Netbot:                                 Go2net:
------                                  ------

NETBOT, INC.                            GO2NET, INC.



By                                      By

ItsPresident                            ItsPresident

                                    EXHIBIT B

                           Exclusive License Agreement

      The University of Washington, a public institution of higher education having administrative offices in Seattle, Washington 98195 ("UW") and Softbots, Inc., a Delaware corporation having a place of business in Seattle, Washington ("Company"), agree as follows:

     1.  Background

     1.1 UW through the agency of certain faculty members, a post-doctoral employee, and graduate students has developed various software agent technologies capable of enhancing utilization of internet resources, including search engines.

     1.2 Research leading to the development of certain of these software agent technologies has been supported, at least in part, by contracts with agencies of the United States Government, as follows:

-------------------------------------------------------------------------------
Software              Agency                      Grant Number
-------------------------------------------------------------------------------
Shopbot 1.0           Office of Naval Research    N00014-9101-0060
-------------------------------------------------------------------------------
                      Advanced Projects Research  F30602-95-1-0024
                      Agency
-------------------------------------------------------------------------------
Ahoy! 1.0             Office of Naval Research    92-J-1946
-------------------------------------------------------------------------------
Occam 1.0             Office of Naval Research    N00014-9101-0060
-------------------------------------------------------------------------------


     1.3 UW desires to transfer these software agent technologies to a commercial concern for use in the public benefit.

     1.4 Company desires to obtain an exclusive commercial license to these technologies.

     2.  Definitions

     2.1 "Agreement" shall mean this agreement, together with any Exhibits referenced by this agreement.

     2.2 "Effective Date" shall be May 28, 1996.

     2.3 "Faculty Developers" shall mean *
of the UW's Department of Computer Science and Engineering.

     2.4  *


*  Information omitted for confidential treatment.

     2.5 "Developers" shall mean Faculty Developers and Non-Faculty Developers.

     2.6 "UW Personnel" shall mean Developers and other faculty, students, and employees and other personnel with obligations to UW acting within the scope of their normal duties and obligations to UW.

     2.7 "Software" shall mean, individually or collectively, as the context requires, the MetaCrawler 1.0, Shopbot 1.0, Occam 1.0, and Ahoy! 1.0 software technologies as set forth on Exhibit A, together with any and all prior versions of the same.

     2.8 "Modification" shall mean any work based on or derived from the Software. Modifications may include, but are not limited to, corrections of program errors, translations and stylistic restructuring of the Software, addition or deletion of functions of the Software, enhancement of existing functions of the Software, changes required to operate the Software into other applications, preparations of derivative works, and other adaptions of the Software.














     2.12 "Software Identifiers" shall mean any and all names, logos, graphics, and other identifiers under which the Software has been fielded for general public access on UW equipment, or are employed by the Software to distinctively identify services performed by the Software, but excluding any personal names or marks and identifiers specific to the University of Washington (such as "University of Washington", "UW", the UW seal, UW department and research project names).

     2.13 "Internet Domain Names" shall mean any and all domain designations obtained by UW for use in fielded versions of the Software and having a .com extension, and in particular, the domain "metacrawler.com" and the subdomain "metacrawler.cs.washington.edu".

     2.14 "Documentation" shall mean any and all written documents and recorded technical data pertaining to the structure, function and operation of the Software and in the possession and control of UW, including but not restricted to databases and performance data.

     2.15 "Licensed Products" shall mean the Software, Minor Modifications, and Documentation prepared by UW or UW Personnel, and any Major Modifications or Collateral Developments (including patent rights) licensed to or developed by Company under this Agreement.








     2.17 "Sale" (and related words such as "Sell" and "Sold") shall mean the sale, lease, rental, loan, licensing, or other transfer of a copy of Licensed Products to an end user or other customer, of the Sale of advertising space on world wide web pages, internet sites, or other network sites directly offering services provided by Licensed Products.












     3.  Grant

     3.1 UW hereby grants to Company and Company accepts an exclusive, worldwide license, with the right to sublicense, to copy, reproduce, modify, prepare Modifications, distribute, make, have made, use, and Sell, and otherwise exploit Licensed Products. UW reserves the non-exclusive right to make, use, and modify the Software and Documentation for research and instructional purposes, and to operate the Software within the UW domain and as otherwise provided in this Agreement.

     3.2 UW hereby assigns to Company any and all rights it may hold in Software Identifiers, and specifically the identifiers "MetaCrawler", "Shopbot", "Occam", and "Ahoy!", together with any and all goodwill associated with Software Identifiers. Company grants to UW and UW accepts a limited, non-exclusive, non-transferable license to use Software Identifiers in conjunction with the rights reserved by UW in 3.1 above and elsewhere in this Agreement.

     3.3 Sublicenses granted by Company to end users of Licensed Products shall include such terms and conditions as are consistent with Company's obligations to UW under this Agreement.

     4.  Delivery

     4.1 UW shall deliver promptly to Company all source code and Documentation for the Software and any Modifications or Collateral Developments licensed to Company under this Agreement.

     4.2 UW may operate public access world wide web sites using the Software until the sooner of such time as Company notifies UW that Company has established a commercial site and that the public UW site is no longer desired. Thereafter, UW may maintain pointers and links to Company's site and UW may continue to operate Software web sites for internal purposes within the UW domain.

     4.3 UW shall maintain for a period of at least three (3) years the subdomain address "metacrawlers.cs.washington.edu" and point all requesters to Company's internet domain address as specified by Company.

     5.  Modifications

     5.1 Modifications delivered by UW or UW Personnel shall be controlled by UW, and Modifications developed by Company shall be controlled by Company.

     6.  Patents

     6.1 If Company or UW identifies any patentable subject matter pertaining to the Software, the identifying party will promptly notify the other party for a determination of ownership, U.S. Government rights, if any, and disposition of any such rights.

     6.2 If any UW Personnel are determined to be inventors of patent rights pertaining to the Software or any Modification or Collateral Development by the UW or UW Personnel as of the Effective Date or any Modifications or Collateral Developments by UW or UW Personnel,

UW shall have control of any preparation, filing, and prosecution of any patent applications, including divisionals, continuations, and continuations-in-part, in U.S. and foreign jurisdictions, unless UW agrees in writing to transfer such control to Company. However, upon Company's request, UW shall prepare, file and prosecute an application for, and otherwise use its best efforts to secure and maintain, any such patent rights controlled by UW; provided that the Company pays or reimburses all reasonable costs incurred by UW in preparing, filing, and prosecuting any such patent application or to secure and maintain any patents that may issue on any such application.

     6.3 For any patent rights licensed to Company pursuant to this Agreement, UW shall make an express grant (or confirmation of rights) to Company under a separate Patent License Agreement. Licenses which apply to a field of use beyond internet and intranet software agent technology and to patent rights in Major Modifications and Collateral Developments may include reasonable license fee and royalty provisions consistent with the scope of claims in the licensed patent rights and in excess of the maximum license fee anticipated in 5.4. However, Company shall not in any event be obligated to pay any additional license fees, royalties, or other compensation for any patent rights within the scope of the license granted under paragraph 3.1.

     6.4 UW may restrict at the time of licensing any license granted to Company in any UW patent right to a field of use consistent with the rights granted in this Agreement and including internet or intranet software agent technology, if Company is unwilling or unable to undertake diligence obligations with regard to all fields of use anticipated for the patent upon issuance.

     7.  Use of Names

     7.1 Nothing in this Agreement shall be construed as conferring any right to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of a party hereto including any contraction, abbreviation or simulation of any of the foregoing, unless the express written permission of the other party has been obtained. Company agrees not to use "University of Washington" in any advertising, publicity, or promotional activities without the express written consent of UW. Company may identify the UW affiliations of Developers, and to provide to third parties factual information regarding this Agreement and Company's relationship to UW.

     7.2 UW agrees that it will make no press releases or otherwise release information regarding this Agreement or the Company prior to May 1, 1997, unless approved by Company or required by state or federal law.

     8.  Publication

     8.1 UW and Developers reserve the right to prepare and publish scholarly articles and other scholarly publications and to make presentations concerning the Software, including discussion and inclusion of source code statements and operating characteristics, elements of design and algorithms employed by the Software, descriptions and screen displays of the user interface of the Software; provided, however, that UW and Developers shall take reasonable steps to preserve and protect the license and other rights granted to Company under this Agreement. Without limitation of the foregoing, UW and Developers shall not be entitled to publish any trade secret of Company or take any other action in derogation of the rights granted hereunder.

     8.2 Company may receive copies of any manuscripts pertaining to the Software, Major Modifications, or Collateral Developments prior to their publication or presentation. Without limiting the generality of the foregoing, UW and Developers shall not be entitled to include more than twenty-five (25) lines of source code in any publication or presentation.

     8.3 The right of publication set forth in this Agreement shall not extend to subject matter developed exclusively within and by Company and provided to UW under provisions of confidentiality.

     8.4 Company and UW shall cooperate to provide to the fullest extent possible, within the scope of rights granted, the opportunity for Developers to use, publish reports concerning, and associate their names with the Software as originally licensed to Company.

     9.  Fees and Royalties

     10.  Diligence

     10.1 Company shall utilize its commercially reasonable efforts in proceeding with the development, manufacture, Sale, and other commercial exploitation of Licensed Products, and in creating demand for Licensed Products.

     10.2 Company shall use its commercially reasonable efforts to have Licensed Products available for commercial use or Sale no later than the following dates, and available in commercial versions thereafter:

          Metacrawler       December 31, 1996

     13.  Product Marking and Licensing

     13.1 Company shall affix proper copyright and other legal notice to all copies of Licensed Products distributed or made available for public use.

     13.2 Company shall affix the appropriate restricted rights legend to all copies of Licensed Products prepared for delivery to the U.S. Government, using such language as is then required to ensure any Licensed Products delivered to the U.S. Government is received with "restricted rights" or similar rights as defined in the relevant Federal Acquisition Regulations, such as DFARS 252.227-7013 and FAR 52.227-19.

     13.3 Company shall display in fielded versions of the Software attribution to the appropriate Developers in such form as is reasonably acceptable to such Developers. With regard to Metacrawler and Ahoy!, Company shall display the names of the present Developers of such Software, and require the display of such names in any sublicensed versions, in such position, size, and prominence substantially as displayed in the presently fielded UW version, unless changes in such attribution are authorized in writing by the Developers.

     14.  Record Keeping

     14.1 Company shall keep complete and accurate records and books of account containing all information necessary for the computation and verification of the amounts to be paid hereunder. Said records and books shall be kept for a period of three (3) years following the end of the accounting period to which the information pertains.

     14.2 Company agrees, at the request of UW, upon reasonable advance written notice, to permit one or more accountants selected by UW to have access during ordinary working hours to such records and books of account, and access to such premises, as may be necessary to audit with respect to any payment period ending prior to such request, the correctness of any report or payment made under this Agreement, or to obtain information as to the payments due for any such period in the case of failure of the Company to report or make payment pursuant to the terms of this Agreement. UW will not undertake any audit unless it has reasonable cause to believe Company is materially under reporting amounts owed to UW. Such accountant shall agree to sign Company's standard non-disclosure agreement and agree to keep all information confidential and shall not disclose to UW any information relating to the business of Company except that which in accountant's reasonable judgment, after notification of Company, is necessary to inform UW of (a) the accuracy or inaccuracy of Company's reports and payments;
(b) compliance or noncompliance by Company with the terms and conditions of this Agreement; and (c) the extent of any such inaccuracy or noncompliance.

     14.3 Should any such accountant discover information indicating material inaccuracy in any of the Company's payments or material noncompliance by the Company with any of such terms and conditions, the accountant shall have the right to make and retain copies (including photocopies) of any pertinent portions of the records and books of account.

     14.4 In the event that Company's royalties calculated for any semi-annual period are under reported by more than ten percent (10%), the costs of any audit and review initiated by UW will be borne by Company; otherwise, UW shall bear the cost of any audit initiated by UW.

     15.  Term and Termination

     15.1 The term of this Agreement shall commence on the Effective Date and shall continue for the term of the last to expire of the UW's intellectual property right controlling Licensed Products, unless sooner terminated as set forth in this Agreement.

     15.2 In the event of any material breach of this Agreement by either party (other than any breach of Company's obligations under Paragraphs 10.2, 10.3, or 10.4), then the other party shall be entitled to terminate this Agreement by giving the breaching party written notice of such termination, provided that:

          (a) the terminating party has given the other party written notice of such breach and its intent to terminate this Agreement if the breach is not cured within thirty (30) days after the date of such notice or such later date as may be specified by the terminating party; and

          (b) the breach is not cured within the cure period specified in the terminating party's notice and (a) above or, if the breach cannot reasonably be cured within such cure period, the party in breach commences to cure the breach within such cure period and thereafter diligently pursues the same to completion; and

          (c) the notice of termination is given prior to completion of the cure.

     15.3 Company shall have a right to terminate this Agreement or any license granted herein, with or without cause, upon ninety (90) days' prior written notice to UW.

     15.4 Except as otherwise provided in Paragraph 10.5, the provisions under which this Agreement or any licenses, options, or obligations may be terminated or suspended shall be in addition to any and all other legal remedies which either party may have for the enforcement of any and all terms hereof, and do not in any way limit any other legal remedy such party may have.

     15.5 Termination of this Agreement shall terminate all rights and licenses granted to Company relating to Licensed Products. Further, in such event, Company shall assign to UW and/or to any of the Developers as appropriate any and all Software Identifiers and Internet Domain Names, together with any goodwill if used as a trademark or service mark, previously assigned or transferred to Company by UW and/or Developers. Company may with the prior approval of UW fulfill any outstanding orders for the Licensed Products, and distribute any copies of Licensed Products remaining in its inventory for a period of ninety (90) days from the date of termination of this Agreement.

     15.6 Termination of any license granted herein shall terminate all rights granted by UW to Company under this Agreement relating to Licensed Products except that Company may fulfill any outstanding order for the Licensed Products, and distribute any copies of Licensed Products remaining in its inventory for a period of ninety (90) days from the date of termination of license.

     15.7 Termination by UW or Company under the options set forth in this Agreement shall not relieve Company from any financial obligation to UW accruing prior to or after termination or from performing according to any and all other provisions of this Agreement expressly agreed to survive termination.

     16.  Notices

     16.1 Any notice or other communication required or permitted to be given by either party hereto shall be deemed to have been properly given and be effective upon the date of delivery if delivered in writing to the respective addresses set forth below, or to such other address as either party shall designate by written notice given to the other party. If notice or other communication is given by facsimile transmission, said notice shall be confirmed by prompt delivery of the hardcopy original.

      In the case of Company:

            Softbots, Inc.
            c/o Richard R. Rohde
            Perkins Coie
            One Bellevue Center, Suite 1800
            411 - 108th Avenue N.E.
            Bellevue, WA 98004-5584

      Facsimile Address:  (206) 453-7350

      In the case of UW:

            Director of Technology Transfer
            University of Washington
            Office of Technology Transfer
            1107 N.E. 45th Street, Suite 200
            Seattle, WA 98105-4631

      Facsimile Address: (206) 685-4767

     17.  Infringement

     17.1 Company and UW shall promptly inform the other of any alleged infringement of any rights granted by UW to Company by a third party, and provide any available evidence thereof.

     17.2 Company shall have the first right, in cooperation with UW, to address any alleged infringement of exclusively licensed rights.

     17.3 If Company chooses to institute suit against an alleged infringer, Company may bring such suit in its own name (or, if required by law, in its and UW's name) and at its own expense, and UW shall, but at Company's expense for UW's direct associated expenses, fully and promptly cooperate and assist Company in connection with any such suit. Any net recoveries from settlements of infringement claims shall be shared Ninety percent (90%) to Company and Ten percent (10%) to UW.

     17.4 If UW chooses to institute suit against an alleged infringer, UW may do so in Company's name (if required by law, otherwise, in UW's name) but at UW's expense, and Company shall fully and promptly cooperate and assist UW in connection with any such suit. Any net recoveries from settlements of infringement claims shall be shared Ninety percent (90%) to UW and Ten percent (10%) to Company.

     17.5 Neither Company nor UW is obligated under this Agreement to institute a suit against an alleged infringer.

     18.  Representations, Warranties, and Risk

     18.1 UW represents and warrants that:

          (a) it has the right to grant the licenses as set forth in this Agreement;

          (b) to the best of its knowledge, UW has acquired all right, title and interest (including, without limitation, any patent or copyright) of the Developers in the Software;

          (c) to the best of UW's knowledge (i) the Software includes all versions of the Software in existence as of the Effective Date other than certain Modifications which may be under development and not yet complete, (ii) the Developers are the sole authors, creators and inventors of the Software and
(iii) UW has received no notice of any claim that the Software as developed and used at UW infringes, misappropriates or otherwise violates any proprietary right of any third party;

          (d) except for Mr. Selberg's claim with respect to "Metacrawler", UW has not received notice of any claim that any of the Software Identifiers infringes, misappropriates or otherwise violates any trademark, trade name or similar proprietary right of any third party.

     18.2 The Software is experimental in nature and is supplied "AS IS", without obligation by the UW to provide accompanying services or support. The entire risk as to the quality and performance of Licensed Products is with Company. Should Licensed Products prove defective, Company agrees to assume the cost of all necessary servicing, repair, or other corrective action.

     18.3 UW EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES REGARDING LICENSED SUBJECT MATTER, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES PERTAINING TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     18.4 Company agrees to indemnify, hold harmless and defend UW, its officers, developers, employees, students, and agents, against any and all claims, suits, losses, damages, costs, fees and expenses resulting from or arising out of the Company's exercise of its licenses under this Agreement, including but not limited to any damages, losses, or liabilities whatsoever with respect to death or injury to any person and damage to any property arising from the possession, use, or operation of Licensed Products by Company or any customers, users, or others affected by Licensed Products copies, distributed, modified or otherwise commercially exploited by Company in any manner whatsoever. This indemnification clause shall survive the termination of this Agreement. However, Company shall not have any obligation under this Paragraph
18.4 with respect to any claim, suit, loss, damage, cost, fee or expense resulting from or arising out of any breach of Paragraph 18.1 or any other provision of this Agreement by UW.

     19.  General

     19.1 This Agreement shall be construed in accordance with, and its performance shall be governed by, the laws of the State of Washington.

     19.2 Any suit, action, or proceeding arising out of or relating to this Agreement shall be decided in King County, Washington or Thurston County, Washington. Company accepts the venue and jurisdiction of the Federal District Court of Western Washington, Seattle, or the King or Thurston County Superior Courts.

     19.3 If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be in any way affected or impaired thereby.

     19.4 If any dispute shall arise under this Agreement, the prevailing party shall be entitled to its reasonable attorney's fees and costs of litigation and appeal.

     19.5 No omission or delay of either party hereto in requiring due and punctual fulfillment of the obligations of any other party hereto shall be deemed to constitute a waiver by such party of its rights to require such due and punctual fulfillment, or of any other of its remedies hereunder.

     19.6 No amendment or modification hereof shall be valid or binding upon the parties unless it is made in writing, cites this Agreement, and is signed by duly authorized representatives of UW and Company.

     19.7 This Agreement and the rights and benefits conferred upon Company hereunder may not be assigned or transferred by Company without the prior written consent of UW. However UW hereby consents to any assignment or transfer to a successor of Company's business (whether by way of any sale or transfer of assets or any merger, consolidation or other corporate reorganization); provided that the successor assumes or is otherwise bound by all of the Company's obligations under this Agreement.

     19.8 The headings of the several sections of this Agreement are inserted for convenience and reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     19.9 This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations, or understandings, either oral or written, between the parties relating to the subject matter hereof.

      IN WITNESS WHEREOF, UW and Company have executed this Agreement, in duplicate originals but collectively evidencing only a single contract, by their respective duly authorized officers, on the dates hereinafter written.


Softbots, Inc.                            University of Washington


By:______________________________         By:_______________________________

Name:____________________________         Name:_____________________________

Title:_____________________________       Title:______________________________

Date:_____________________________        Date:______________________________